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Exhibit 10.11

DATE :	12th January 2001
CUSTOMER :	TRM (ATM) Limited (company registration No. 3782309) Registered Office: Tower 42, Level 23, 25 Old Broad Street, London, EC2N 1HQ ("TRM")
BANK :	Girobank Plc (company registration No. 1950000) Registered Office: Carlton Park, Narborough, Leicester, LE9 5XX ("Girobank")
COMMENCEMENT DATE :	12th January 2001
TERM :	This Agreement shall commence on the Commencement Date and shall continue (subject to the termination provisions) until the third anniversary of the Commencement Date

        This Agreement is made between TRM and Girobank and incorporates the General Conditions attached.

Name	Name

Title	Title:

for and on behalf of TRM	for and on behalf of Girobank

        This Agreement is made on the date upon which the party signing last adds their signature to the Agreement (as set out below) (the "Commencement Date")

BETWEEN

(1)
Girobank plc whose registered office is at Carlton Park, Narborough, Leicester, LE9 5XX ("Girobank")

AND

(2)
TRM (ATM) Limited (Company Number: 3782309) whose registered office is at Tower 42, Level 23, 25 Old Broad Street, London, EC2N 1HQ ("TRM")

WHEREAS:-

1.
TRM operates a network of automated teller machines ("ATM"s) in the UK.

2.
GIROBANK has also agreed to supply sterling bank notes to TRM for use in ATMs in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.    DEFINITIONS

        In this agreement, unless the context otherwise requires, the following expressions shall bear the meanings set out against them below:

"Associated"	Means any two persons:
        (a)    if one is a body corporate of which the other directly or indirectly has control either alone or with other members of a group of interconnected bodies corporate of which he is a member, or
(b) if both are bodies corporate of which one and the same person or group of persons directly or indirectly has control; and for the purposes of this definition a person or group of persons able directly or indirectly to control or materially to influence the policy of a body corporate, but without having a controlling interest in that body corporate, may be treated as having control of it.
"ATM"	Means an automated teller machine subject to this Agreement.
"Banking Day"	Means any day other than a Saturday, Sunday or Bank Holiday in England, Wales, Northern Ireland or Scotland
"Base Rate"	Means the Girobank base rate as set by Girobank from time to time
"Cash Value"	Means the face value of all Notes provided by Girobank to TRM under this Agreement
"Cash Withdrawal Transaction"	Means a cash withdrawal from an ATM.
"Charges"	Means the Charges for the provision of Notes as set out in Schedule 2 payable by TRM
"Commencement Date"
Means the date set out at the start of this Agreement information shall have been disclosed to Girobank if Girobank acquires that information as a result of providing Services to TRM; and information shall have been "disclosed" to TRM if TRM acquires that information as a result of being a party to this Agreement
"Day of Order"	Means each day on which Girobank generates an order to Girobank for Notes.
"Disclosing Party"
Means a party who discloses Confidential Information pursuant to this Agreement. For the purposes of this Agreement, any disclosure by POCL or Alliance & Leicester plc shall be deemed to be a disclosure by Girobank and any information of POCL or Alliance & Leicester plc shall be deemed to be information of Girobank.
"Group"	Means either Girobank, TRM and their Associated companies
"Link Operating Rules"	Means Link Interchange Network Limited's operating rules in force from time to time.
"Nominated Cash Centre"	Means a cash centre nominated by Girobank

"Notes"	Means sterling bank notes (including English Scottish and Northern Ireland Notes) which are forgery free and of good quality provided by Girobank
"Notes Held To Order"	Means the scheme operated by the Bank of England relating to the overnight surplus holdings of bank notes by banks participating in the scheme
"Order"	Means each order generated by TRM for the provision of Notes
"PBNE"	Means plastic banknote envelopes
"POCL"	Means Post Office Counters Limited
"Receiving Party"	Means a party who receives Confidential Information pursuant to this Agreement
"the Services"	Means the services set out in Clause 2.
"VAT"	Means the tax charged in accordance with the Value Added Tax Act 1994 and any tax imposed in substitution for such tax

        1.1  The clause headings are for convenience only and shall not affect the interpretation of this Agreement.

        1.2  All Schedules to this Agreement constitute an integral part of this Agreement.

        1.3  Except where the context otherwise requires, words importing the singular include the plural and vice versa/and masculine includes feminine.

        1.4  Reference to any statute or statutory provision includes a reference to the statute or statutory provisions as from time to time amended extended or re-enacted and includes all statutory instruments or regulations made thereunder.

2.    THE SERVICES AND TRM'S OBLIGATIONS

        2.1  In consideration of the payment of the Charges and subject to TRM complying with its obligations under this Agreement Girobank shall supply Notes in accordance with Orders for ATMs as more particularly described in Schedule 1. Girobank shall supply Notes in accordance with the procedures set out in Schedule 1, Clause 1 and the packaging and quality requirements set out in Schedule 1, Clause 2.

        2.2  Subject to Clause 2.9, throughout the term of this Agreement Girobank will fulfil all TRM's requirements for the Services for the relevant ATMs.

        2.3  All Notes provided pursuant to this Agreement are to be collected by TRM (or by its nominated carrier) from a Nominated Cash Centre at TRM's sole cost.

        2.4  TRM are to collect (or arrange for collection of) Notes from its ATMs and deliver (or arrange for delivery of) those Notes following withdrawal of the Notes from ATMs to Nominated Cash Centres in accordance with timescales and procedures to be agreed between the parties.

        2.5  Orders shall be generated by TRM according to the procedures set out in Schedule 1 to this Agreement. TRM shall place Initial Orders for newly installed ATMs according to the procedures set out in Schedule 1 to this Agreement.

        2.6  TRM will ensure that its nominated carrier:

          2.6.1    is made aware of the responsibilities accepted by TRM and the liabilities imposed upon TRM under this Agreement; and

          2.6.2    is insured in respect of loss, theft, damage and other risks at all times that Notes are in the nominated carriers possession; and

          2.6.3    at all times keeps Notes supplied by Girobank under this Agreement in separate containers from all other notes in its possession and that such containers are distinctly marked to enable the Notes to be identified as having been supplied by Girobank to TRM.

        2.7  Full reconciliation of ATMs will be carried out by ATMOS.

        2.8  TRM shall give Girobank at least 10 days written notice if the status of any ATM is to be changed from fully serviced to merchant serviced so as to enable Girobank to terminate the existing Regular Orders for that ATM. No notice may be served until a fully serviced ATM has been serviced under this Agreement for at least 2 months. Girobank shall not provide Notes for merchant serviced ATMs

        2.9  In the event of termination under Clause 9 of this Agreement, Girobank will be provided access to Notes in ATMs and nominated carrier vaults.

        2.10   TRM hereby undertakes that it shall, upon request by Girobank, make such arrangements as are agreed with Girobank to provide security to Girobank for the discharge by TRM of its obligations under this Agreement and for the security of the Notes and their return to Girobank in the event of termination of this Agreement.

        2.11   The parties shall hold an annual meeting at a location to be agreed to review any relevant matters in relation to this Agreement generally.

3.    THE TERM

        3.1  This Agreement shall commence on the Commencement Date and, subject to earlier termination under Clauses 9 or 10.4, shall continue for 3 calendar years thereafter.

        3.2  Six months prior to expiry of this Agreement, the parties shall enter into negotiations to extend the term of this Agreement on terms to be agreed. If the parties agree extension terms then this Agreement shall continue after the 3 year period on the agreed amended terms for the agreed extension period. If the parties have not agreed extension terms prior to expiry of this Agreement, then Clause 3.1 above shall apply and the Agreement shall terminate.

4.    OWNERSHIP

        4.1  The Notes shall at all times be owned by Girobank until the Notes are withdrawn from TRM's ATMs.

        4.2  Notwithstanding Clause 4.1 above, Girobank shall continue to own any Notes collected from TRM's ATMs which are to be returned to Girobank.

5.    CHARGES

        5.1  In consideration of the provision of the Services TRM shall pay to Girobank the Charges as set out in Schedule 2.

        5.2  TRM will procure settlement of any Notes withdrawn from TRM's ATMs in favour of Girobank in accordance with the Link Operating Rules or by the return of Notes to a Nominated Cash Centre under Clause 2.4.

        5.3  Girobank will collect the Charges by direct debit from TRM's Girobank account on the 8th day of each month (or on the previous Banking Day where the 8th day of the month does not fall on a Banking Day) Girobank will provide TRM with a statement no later than 3 Banking Days after month end showing all monies due to Girobank in respect of the Charges. Girobank shall supply all reasonable supporting documentation for Charges as may be requested by TRM.

        5.4  In the event that TRM disputes any monthly Charges then the dispute shall be dealt with in accordance with Clause 13. In the meantime, Girobank shall credit TRM with the disputed amount (being the element of the monthly Charges in dispute, not the whole of the monthly Charges) against the next monthly Charges. Upon agreement being made or judgement being given as to the correct sum due in that month then TRM shall forthwith pay any additional sum due to Girobank together with interest on that sum under Clause 5.5 from the date the sum was credited to TRM to the date of payment under this Clause 5.4.

        5.5  Subject to Clause 5.4 above, in the event that payment of the Charges is not received within 30 days and Girobank has supplied supporting documentation as provided in clause 5.3, TRM shall pay interest on the amount due at Base Rate plus 2% from the due date to the date of payment.

        5.6  In the event of any change in relation to Notes Held To Order status or other industry practice, Girobank shall take reasonable steps to mitigate any additional costs which result but reserves the right to amend the Charges to take account of any additional costs relating from any such changes.

        5.7  All amounts set out in this Agreement are expressed to be exclusive of VAT. In the event that VAT is or becomes payable in respect of the Services, a tax invoice shall be issued by Girobank and VAT shall be paid to Girobank by TRM in addition to the Charges.

        5.8  In the event of a note discrepancy (as referred to in Schedule 1 paragraph 3.2) then Girobank will collect such discrepancy by direct debit and provide TRM with written confirmation of the source of the discrepancy.

6.    CONFIDENTIALITY

        6.1  The Receiving Party undertakes to keep and maintain all Confidential Information received from the Disclosing Party (which in the case of Girobank shall include POCL and Girobank) in the strictest confidence, to use Confidential Information only for the purposes of this Agreement and not to disclose Confidential Information to any third party without the prior written consent of the other. Girobank have the right to disclose Confidential Information to POCL and Girobank solely for the purposes of this Agreement.

        6.2  Each party shall ensure that its employees, agents and subcontractors:

          6.2.1    Shall only be given access to Confidential Information received from the Disclosing Party on a "need to know" basis solely for the purposes of this Agreement;

          6.2.2    Shall have been made aware of the confidentiality obligations set out in this Agreement and entered into equivalent confidentiality obligations with the Receiving Party;

          6.2.3    Shall not cause or permit Confidential Information to be disclosed to any third party.

Either party may require the other party to verify compliance with this Clause 6.2.

        6.3  Without prejudice to the other rights of the Disclosing Party, in the event of an unauthorised disclosure or use of Confidential Information occurring through a disclosure made to the Receiving Party, the Receiving Party shall use its best endeavours to assist the Disclosing Party in recovering and preventing the use, dissemination, sale or other disposal of such Confidential Information.

        6.4  The provisions of this Clause shall not prevent either party from disclosing any information where it can demonstrate and document that such information:

          6.4.1    was in its possession (with full rights to disclose) prior to receiving it from the other party; or

          6.4.2    is or subsequently comes into the public domain other than by breach of its obligations hereunder; or

          6.4.3    is independently developed or received by it from a third party without benefit of any of the Confidential Information as evidenced by written records; or

          6.4.4    is required to be disclosed by any law or governmental authority or agency or by any order of any court of competent jurisdiction; or

          6.4.5    is required to be disclosed by the regulations of any recognised stock exchange.

        6.5  The provisions of this Clause shall apply during the course of this Agreement and for a period of 7 years thereafter.

        6.6  Upon termination of this Agreement both parties shall return to the other party all documents and materials (and all copies) containing the other party's Confidential Information and certify in writing to the other party that it has complied with the requirements of this Clause.

7.    ENTIRE AGREEMENT

        7.1  This Agreement, including the Schedules hereto, constitutes the entire Agreement between Girobank and TRM and no variation hereof shall be effective unless made in writing and signed as an agreed variation by both parties.

8.    ASSIGNMENT AND SUB-CONTRACTING

        8.1  Neither party shall assign the benefit of this Agreement without the consent of the other, such consent not to be unreasonably withheld or delayed save that each party may assign this Agreement to any company in its Group whose registered office or principal place of business is in the UK without consent. For the avoidance of doubt, if any proposed assignee is a company or legal entity whose registered office or principal place of business is not situated in the UK, then this shall be reasonable grounds to withhold consent.

        8.2  Neither party may sub-contract its rights or responsibilities under this Agreement nor materially amend the terms of any permitted sub-contract without the prior written consent of the other party such consent not to be unreasonably withheld or delayed save that Girobank may sub-contract any of its obligations under this Agreement to any company in the Group, or to POCL, without consent. It shall be a condition of Girobank granting any consent to TRM to subcontract collection and delivery of Notes that Girobank have the right to inspect the contract between TRM and the proposed security carrier to satisfy itself that TRM is meeting its obligations under this Agreement and that the security carriers' security and operational procedures meet Girobank's requirements.

9.    TERMINATION

        9.1  This Agreement may be terminated by either party forthwith by notice in writing to the other if that other party is in material breach of this Agreement and fails to remedy the breach within 30 days of notice of the breach being given by the other party in accordance with Clause 16.

        9.2  This Agreement may be terminated by TRM with 30 days notice if cash supplied under this Agreement is supplied by A & L Bank under the TRM/A & L Cash Agreement.

        9.3  This Agreement may be terminated by either party forthwith by notice in writing if the other party shall convene a meeting of creditors; or if a proposal shall be made for a voluntary arrangement within Part 1 of the Insolvency Act 1986 or any other composition scheme or arrangement with (or assignment for the benefit of) its creditors; or if it shall be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or if a trustee, receiver, administrative receiver or similar officer is appointed in respect of all or any part of its business or assets; or if a petition is presented or a meeting is convened for the purpose of consideration of a resolution or other steps are taken for the winding up of the other party or for the making of an administration order (other than for the purposes of a reconstruction or amalgamation).

        9.4  This Agreement may be terminated by Girobank immediately upon written notice in the event that ownership or control of TRM is materially altered whether by change of ownership of stock or otherwise where in the reasonable opinion of Girobank such change in ownership is detrimental to the business of Girobank. For the purposes of this Clause 9.4, "control" means the ability to direct the affairs of another whether by virtue of the ownership of shares, contract or otherwise and the provisions of this clause shall apply mutatis mutandis in favour of TRM in the event that ownership or control of Girobank materially altered by change of ownership of stock or otherwise.

        9.5  Upon termination or expiry of this Agreement TRM warrants that Girobank shall have unhindered access to Notes, including the right to retrieve Notes (whether in transit, at any depot belonging to TRM's nominated carrier or in ATMs) and to recover Notes through Settlement Services provided under the TRM/A&L ATM Agreement. Girobank will provide TRM with written confirmation of the amount of Notes retrieved under this provision.

        9.6  This Agreement may be terminated by TRM on 3 months written notice given within 3 months of any VAT becoming payable in respect of the Services under Clause 5.7.

        9.7  This Agreement may be terminated by TRM on 6 months written notice given at any time following amendment of the Charges under Clause 5.6.

        9.8  TRM undertakes to notify its nominated carrier that the Notes belong at all times to Girobank and upon termination of this Agreement shall procure that the nominated carrier allows Girobank unhindered access to the Notes (including the right to physical possession of the Notes).

        9.9  Any termination of this Agreement pursuant to this Clause shall be without prejudice to any other rights or remedies either party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities of either party nor the coming into or continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

10    FORCE MAJEURE

        10.1   Neither party shall be responsible for delay or failure to perform its obligations due to causes beyond its reasonable control, including (as examples but not by way of limitation) act of God or governmental act or the act of a relevant regulatory authority, fire, explosion, accident, civil commotion, war (whether declared or not) industrial dispute, the failure (directly or indirectly) of any machine, data processing system, or transmission link.

        10.2   Both parties agree to give notice forthwith to the other upon becoming aware of a force majeure event and shall use reasonable endeavours to mitigate the effect of a force majeure event upon the performance of this Agreement.

        10.3   The provisions of this Clause 10 shall not apply in respect of obligations under Clauses 2.6, 2.10, 5, 6, 8, 9.5, 9.8, 11.4 and 11.5.

        10.4   If a force majeure event shall occur for a continuous period of 60 days and the effect of such force majeure event is to prevent a party from carrying out a material obligation under this Agreement, then either party may forthwith terminate this Agreement by written notice to the other party given at any time after the 60th day if the force majeure event still subsists at that time.

11    RISK, LIABILITY AND INSURANCE

        11.1   Risk in the Notes which are the subject of an Order shall pass to TRM when the Notes are collected from Girobank's Cash Centre in accordance with the procedure set out in Schedule 1.

        11.2   Risk in the Notes which have been returned to Girobank after collection from TRM's ATMs shall pass to Girobank when the Notes are physically handed over to Girobank (or to its nominated distribution centre) at the location specified by Girobank.

        11.3   Neither party shall be liable to the other party for loss of profits or contracts or other indirect or consequential loss whether arising from negligence, breach of contract or howsoever.

        11.4   TRM shall maintain money insurance cover in respect of loss of cash in TRM's ATMs in a sum of not less than the value of cash from time to time held in TRM's ATMs serviced under this Agreement to cover the liabilities contained in this Agreement and shall arrange for Girobank's interest to be noted on the policy of insurance. Where so required by Girobank TRM shall:

          11.4.1    produce evidence of payment of premiums in respect of any such insurance; and

          11.4.2    produce the insurance policies for inspection by Girobank.

        11.5   TRM will ensure that in the event that the insurance cover is cancelled or lapses for any reason, TRM's insurers and/or insurance brokers will notify Girobank immediately.

        11.6   In the event that TRM fails to comply with this Clause, Girobank reserves the right to insure against any of the liabilities stated in this Clause and recover the premiums from TRM.

12.  INDEMNITY

        12.1   Each Party agrees:

          12.1.1    to keep the other party indemnified against any actions, proceedings, liabilities, losses, claims, damages, costs and expenses arising out of or in connection with this Agreement and to pay on demand all payments, costs, charges, damages and expenses suffered or incurred whether directly or indirectly save where any such actions, proceedings, liabilities, losses, claims, damages, costs and expenses arise out of the negligence, wilful default or fraud of the other party, its employees, officers, agents or sub-contractors or any amendment of the Charges in accordance with this Agreement; and

          12.1.2    that either party shall promptly inform the other party if it becomes aware of any matter which may give rise to any liability under this Clause 12; and

          12.1.3    that the party claiming the indemnity shall have conduct of any claim, action, proceeding, investigation or judgement which may be instituted made, threatened or alleged arising out of or in connection with this Agreement save that that party may not settle or compromise with respect to any pending or threatened claim in respect of which indemnification may be sought from the other party without the prior consent of the other party.

13.  DISPUTES

        13.1   In the event of any dispute or difference arising between the parties in connection with this Agreement, senior management representatives of the parties shall, within fourteen (14) days of a written request from either party to the other addressed to the Managing Director, meet in a good faith effort to resolve the dispute without recourse to legal proceedings. Prior to any such meeting TRM shall, if requested by Girobank, provide Girobank with copies of any ATM journal rolls if the same are relevant to the dispute.

        13.2   If the dispute or difference is not resolved as a result of such meeting, either party may (at such meeting or within 14 days from its conclusion) propose to the other in writing that structured negotiations be entered into with the assistance of a mediator or neutral advisor ("Mediator").

        13.3   If the parties are unable to agree on a Mediator or if the Mediator agreed upon is unable or unwilling to act, either party shall within 14 days from the date of the proposal to appoint a Mediator or within 14 days of notice to either party that he or she is unable or unwilling to act, apply to the Centre for Dispute Resolution ("CEDR") to appoint a Mediator.

        13.4   The parties shall within 14 days of the appointment of the Mediator meet with him/her in order to agree a programme for the exchange of any relevant information and the structure to be adopted for the negotiations to be held. If considered appropriate, the parties may at any stage seek assistance from the CEDR to provide guidance on a suitable procedure.

        13.5   Unless concluded with a written legally binding agreement, all negotiations connected with the dispute shall be conducted in confidence and without prejudice to the rights of the parties in any future proceedings.

        13.6   If the parties accept the Mediator's recommendations or otherwise reach agreement on the resolution of the dispute, such agreement shall be reduced to writing and, once it is signed by their duly authorised representatives, shall be binding on the parties, Such agreement shall be implemented in full within 30 days of signature failing which it shall be rendered null and void (and may not be referred to in any subsequent legal proceedings) unless legal proceedings have been initiated to enforce it by either party within a further 90 days.

        13.7   Failing agreement, either of the parties may invite the Mediator to provide a non-binding but informative opinion in writing, who need only comply with their request if he considers it would be helpful. Any such opinion shall not be an attempt to anticipate what a court might order but rather the Mediator's suggestions as to the settlement terms which are considered appropriate in all the circumstances. Such opinion shall be provided on a without prejudice basis and shall not be used in evidence in any proceedings arising in connection with this Agreement without the prior written consent of both parties.

        13.8   If the parties fail to reach agreement in the structured negotiations within 90 days of the Mediator being appointed then any dispute or difference between them may be referred to the Courts.

14.  WAIVER

        14.1   No waiver by either party of any breaches of this Agreement by the other party shall be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

15.  SEVERABILITY

        15.1   Each of the provisions of this Agreement are separate and severable and enforceable accordingly and if, at any time, any provision is judged by any court in a competent jurisdiction to be void or unenforceable, the validity, legality and enforceability of the remaining provisions thereof shall not, in any way, be affected or impaired thereby.

16.  NOTICE

        16.    Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by:

          16.1.1    first class post or express or air mail or other fast postal service; or

          16.1.2    registered post; or

          16.1.3    telex or facsimile to a party at the address or relevant telecommunications number for such party or such other address as the party may from time to time designate by written notice to the other.

        16.2   Notice to TRM shall be sent to:

    TRM (ATM) Limited
    Attn:    Country Manager
    Unit 4-6, Brunel Centre,
    Newton Road, Crawley,
    West Sussex, RH10 2US
     (Fax: 01293 537 656)

    With a copy to:
    TRM Corporation
    Attn:    VP ATM Business
    5208 N.E. 122nd Avenue
    Portland, Oregon,97230-1074
    U.S.A.

    (Fax: 001 503 251 5473);

        16.3   Notices to GIROBANK shall be sent to Head of Wholesale Banking, Girobank plc, Bridle Road, Bootle, GIR 0HH.

        16.4   Any notice or other document shall be deemed to have been received by the addressee two working days following the date of despatch of the notice or other document by post or, where the notice or other document is sent by hand or is given by telex or facsimile, simultaneously with the delivery or transmission. All notices to TRM shall be deemed properly served on TRM if the provisions of this Clause 16 are met in respect of the notice to be sent to TRM ATM Limited, irrespective of whether or not any copy is served on TRM Corporation in accordance with this Clause 16.

17.  APPLICABLE LAWS AND DATA PROTECTION

        17.1   Both parties shall comply with all applicable laws, rules, regulations, bye-laws and codes of practice in performing their respective obligations under this Agreement.

        17.2   Each party shall (and ensure that its permitted sub-contractors shall) in performing their obligations under this Agreement comply with the Data Protection Act 1984 and the Data Protection Act 1998 and the data protection principles set out in Schedule 1 to such Act as amended or substituted from time to time.

18.  AUDIT AND PAYMENT

        18.1   TRM will, on Girobank's request, provide written confirmation of their statutory accounts and Girobank may require such confirmation to be independently audited.

        18.2   Girobank shall have the right at its own cost to examine TRM's books and records for the purposes of ascertaining that the financial information pertaining to the Services the subject matter of this Agreement which is being provided to Girobank has been provided accurately. For that purpose TRM hereby grants to Girobank and its professional advisers a right of access to TRM's premises, systems and information on the giving of reasonable notice during normal business hours. Girobank and its professional advisers shall have the right to take copies of any financial books and records they reasonably require and TRM shall provide all necessary facilities free of charge.

19.  SUPPLY OF NOTES IN EUROS

        19.1   Girobank and TRM agree that if at any time during the continuance of this Agreement, TRM wishes to make provision for the supply of cash under this Agreement to be made in Euros or a combination of Sterling and Euros as a result of a decision by the United Kingdom to participate in European Monetary Union, then Girobank and TRM will enter into negotiations in good faith to investigate the practicalities of doing so.

20.  RE-BANKING

        20.1   Re-banking of Notes will be carried out at Girobank's cost provided that the value of Notes to be re-banked does not exceed 20% of the value of any such Order, whereupon Girobank shall enter into discussions in good faith with TRM to discuss any revision of the ATM Management fee. The Parties shall endeavour to reach agreement regarding any revision of the ATM Management Fees within 1 month of commencement of such discussions. In the event that no agreement is reached, then Girobank, at its discretion, reserves the right to revise, in its discretion as it sees fit the ATM Management Fees set out in Schedule 2.

21.  THIRD PARTY RIGHTS

        21.1   This Agreement is enforceable by the original parties to it and by their permitted assignees. Any rights of any person to enforce the terms of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999 are hereby excluded.

22.  LAW

        22.1   This Agreement shall be governed by and construed in accordance with English law and both parties hereby submit to the non-exclusive jurisdiction of the English courts.

Signed

for and on behalf of Girobank plc By Frank Lambe, Head of Wholesale Banking
Signed

for and on behalf of TRM (ATM) Limited By Kathleen Hoogerhuis, Vice-President ATM Business

SCHEDULE 1—SERVICE REQUIREMENTS

Introduction

        Girobank agees to provide Notes to TRM (via a nominated security carrier to be engaged by TRM) for provision to those ATMs serviced by Girobank.

        This Schedule sets out the procedures and services that have been agreed between both parties.

1.    Ordering Procedures

        Notes shall be ordered as set out below:-

        1.1    Regular Orders

        Orders for Notes shall be generated by TRM by 10:00 hours on the Day of Order for collection by TRM's nominated carrier at 7.30 am on the morning following the Day of Order for delivery to TRM's network of ATMs on the days to be agreed.

        1.2    Emergency Orders

        These may be arranged by agreement between the parties.

        1.3    Initial orders

        TRM shall give Girobank at least 30 days notice of a Notes requirement for newly installed ATMs and the parties shall agree the Initial Order and the frequency of Notes delivery and emptying of that ATM. Unless otherwise agreed, Notes provided under an Initial Order shall be available for collection by TRM's nominated carrier as set out in Clause 1.1 above.

        1.4    Advice/Receipt of Orders

        TRM to advise Girobank by telephone/fax (to telephone number *** or to such other telephone number notified to TRM) of requirements for Emergency or Initial Orders. If Girobank have not received the fax within 30 minutes of the advance telephone call, Girobank will contact TRM who will re-fax the details.

2.    Packaging and Note Quality

        2.1  Girobank to provide Notes of a quality sufficient for use in ATMs for collection by TRM or its nominated carrier from a Nominated Cash Centre. The Notes are to be individually prepared, packaged and addressed for TRM ATM locations in accordance with Orders generated by Girobank in agreed denominations, bundle sizes and to presentational standards defined by Girobank and agreed with TRM and its nominated carriers.

        2.2  Girobank to provide ATM fit notes in accordance with quality standards to be agreed prior to implementation.

3.    Differences

        3.1    Missing Bags

        Upon collection of Notes from a Nominated Cash Centre, TRM (or its nominated carrier) are to undertake an initial check to ensure that the appropriate number of bags of each denomination are present. If any bags are missing TRM is to be advised immediately and shall advise Girobank on telephone number *** within an eight hour period of the bags being received by TRM or its nominated carrier. Procedures shall be agreed between the parties and the nominated carrier.

        TRM shall contact Girobank advising of a missing bag and requesting a bag number. Girobank will respond by passing the information to TRM or liase directly with the nominated carrier depending on particular circumstances at the time. At all times Girobank will ensure that TRM are kept apprised of ongoing investigations.

        3.2    Note Discrepancy

        A full Note count is to be undertaken by TRM or its nominated carrier, under dual control, within two working days of collection from Girobank. Any differences to be reported by telephoning Girobank on telephone number 0151 966 2545, and followed up in writing enclosing the appropriate PBNEs and bands by the end of second working day. A copy of the letter should be sent by the receiving branch to TRM.

        Each of TRM's ATMs which are subject to this Agreement shall be emptied once each month (or such other interval as may be agreed between the parties) throughout the term of this Agreement and the Notes retrieved from each of the ATMs shall be returned to Girobank via TRM's nominated carrier. The re-banked cash will be fully sorted and placed into Girobank provided BNEs in accordance with the denominational specification marked on the bags. The bags will be marked with a TRM specific stamp allowing an audit trail to be developed. A discrepancy period of 15 working days will be followed with Girobank having this period to claim any discrepancies found in the BNEs from TRM. Cash will be re-banked to the Nominated Cash Centre on the morning of the 3rd Banking Day following withdrawal of the Notes by TRM (or its permitted sub-contractor) from ATMs.

        Settlement in respect of discrepancies, once substantiated by Girobank, will take place on a monthly basis by set off from Transaction Revenue due to TRM under the TRM/A&L ATM Agreement or debit from TRM's nominated bank account.

4.    Information to be Provided

        TRM will provide or procure the provision of clear and accurate information on a daily basis regarding the location of ATMs as well as the level of cash in the ATMs and the level of cash in transit.

5.    Review

        Procedures and service delivery to be reviewed on a regular basis (i.e at not less than quarterly intervals).

SCHEDULE 2

CHARGES

        1.1  TRM shall pay Girobank 5.25 pence for every unit of 100 notes consisting of 100 × £10 notes, exclusive of trunking charges. Should TRM order a unit of 100 notes consisting of £10 and £20 notes then, providing that the unit consists of no less than 70 × £20 notes and 30 × £10 notes, TRM shall pay Girobank 4.75 pence for every such unit of 100 notes. If TRM require a unit of 100 notes in any other combination, Girobank will use reasonable endeavours to accommodate this, subject to agreement on the Charges to be paid for the new combination. All Charges are exclusive of VAT or any equivalent tax due and will be payable as set out in Clause 5 of the Agreement..

        1.2  All ordered cash will be debited from accounts held by Girobank and will attract interest payable to Girobank by TRM at the Girobank Base Rate.

        1.3  There will be an ATM Management Fee payable by TRM at the rate of £7.00 per ATM per month.

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  Exhibit 10.11
SCHEDULE 1—SERVICE REQUIREMENTS
SCHEDULE 2 CHARGES